SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT: August 19, 2005
(Date of earliest event reported)

______________________________

Electric Aquagenics Unlimited, Inc.
(Exact name of registrant as specified in its charter)

UTAH	333-86830	87-0654478
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation)		Identification Number)

1464 West 40 South, Suite 200
Lindon, Utah		84042
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (801) 443-1031

 N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2005, the Company entered into an Exclusive License and Distribution Agreement (the “Agreement”) with Water Science, LLC, a Florida limited liability company (“Water Science”). Pursuant to the Agreement, Water Sciences paid to the Company a license fee of $1 million in exchange for (a) an exclusive license to commercialize and exploit the Company’s technology in the Latin America countries of Mexico, Guatemala, Bolivia, Paraguay, Chile, Honduras, El Salvador, Nicaragua, Brazil, Costa Rica, Suriname, Panama, Colombia, Venezuela, Guyana, French Guyana, Ecuador, Peru, Uruguay, Argentina and Belize (the “Territory”), (b) the exclusive right and license to use the Company’s trademarks in connection with the promotion, marketing and sale of products within the Territory, and (c) the appointment of Water Science as the Company’s exclusive distributor of the Company’s products within the Territory.

Item 3.02 Unregistered Sales of Equity Securities

On September 19, 2005, the Company issued to Water Science, LLC, a Florida limited liability company (“Water Science”), a senior secured convertible promissory note in the principal amount of $3 million (the “Note”). The maturity date of the Note is September 19, 2008, and the Note is secured by a senior lien upon all of the Company’s assets. The Note is convertible into shares of the Company’s $0.0001 par value common stock at an initial conversion price of $3.00 per share.

In connection with the issuance of the Note, the Company granted to Water Science a three year warrant to purchase up to 1 million shares of the Company’s $0.0001 par value common stock for a purchase price of $2.76 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRIC AQUAGENICS UNLIMTED, INC.

Date: September 21, 2005	By:	/s/ Gaylord M. Karren
Name: Gaylord M. Karren
Title: Chief Executive Officer